Schedule of Transactions in Class I Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

12/31/2025 (1)	Class I Shares	2,523,842.8		$11.98

1. The Reporting Person was notified of the transaction on February 2, 2026.